EXHIBIT 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0717

FIBERSTARS REPORTS 3rd QUARTER RESULTS

 FREMONT, Calif., October 20, 2004—Fiberstars, Inc. (Nasdaq: FBST) today announced results for the third quarter of 2004.

 Revenue in the third quarter of 2004 was $7,333,000, an increase of 15% over revenue of $6,367,000 in the third quarter a year ago. The third quarter net loss was $60,000 ($0.01 per share), versus a loss of $181,000 ($0.03 per share) in the same period a year ago.

For the first nine months of 2004, the Company had revenues of $21,890,000, an increase of 10% over revenue of $19,820,000 in the same period of 2003. The net loss for the nine months was $363,000 ($0.05 per share), versus a loss of $717,000 ($0.13 per share) during the first nine months of 2003.

 “The Company’s pool & spa group had a strong finish to the 2004 selling season, with revenues up 31% in the quarter,” said David Ruckert, President and CEO of Fiberstars. “We believe this gives the group good momentum moving into the 2005 selling season, which begins in the fourth quarter of 2004. The Jazz® product line exceeded expectations for the quarter, tripling in sales over the year ago quarter, and our fiber product sales in this market were up 22% for the three months compared to the same period in 2003.

 “Our commercial lighting group was about flat versus the year ago period. We continue to be encouraged about the future on EFO®, Fiberstars’ new energy saving lighting technology. After installing EFO in four stores of a major supermarket chain in the first half of 2005, we began designing EFO into 12 additional locations. In addition, a major multiplex theater chain asked for a quote on a broad expansion on EFO after installations at three locations. We also began working with several new supermarket chains and other retailers.”

 Ruckert continued, “We expect the good level of revenue growth we are currently experiencing to continue in the fourth quarter, and we expect the last quarter of the year to be profitable. In 2005, we look for a lower level of growth from the swimming pool business but expect increased sales of EFO. We anticipate that total Company growth next year to again be in double digits and forecast profitability for the full year, after a seasonal loss in the first quarter.”

  The Company continued to make progress on its DARPA R&D work in the quarter. The DARPA-inspired new EFO lamp, with “daylight spectrum” color, was previewed for commercial market lighting designers at the end of September in New York. We expect this new lamp to be introduced into the commercial market, along with a fluorescent-like luminaire, which is also a product of the DARPA work, in the second half of 2005.

 Fiberstars R&D, working with Lumileds, made good progress on its new DARPA project to use LEDs as a light source for HEDLight, the EFO-based system being developed for the Department of Defense, and around which we are exploring commercial applications. Early progress was also made on the two new SBIR grants from the Department of Energy.

 Leading architectural firm Gensler continued to be a supportive partner in the introduction of EFO, and will exhibit EFO at its booth at a U.S. Green Builders’ Council trade show in November.

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 40 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding future pool and spa market sales, benefits and customer expansion plans involving EFO®, expected revenues and profitability for the fourth quarter of 2004, expected growth, revenues and profitability for 2005, the introductions of EFO-based lighting in the commercial market, and expected benefits from the alliance and partnership with Gensler. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,384	$4,254
Accounts receivable trade, net	5,051	5,610
Notes and other accounts receivables	96	143
Inventories, net	8,163	6,618
Prepaids and other current assets	744	246
Total current assets	18,438	16,871

Fixed assets, net	2,403	2,634
Goodwill, net	4,168	4,190
Intangibles, net	190	306
Other assets	195	118
Total assets	$25,394	$24,119

LIABILITIES
Current liabilities:
Accounts payable	$1,838	$2,205
Accrued expenses	2,393	2,413
Short-term bank borrowings	110	30
Total current liabilities	4,341	4,648
Other long-term liabilities	21	46
Long-term bank borrowings	438	475
Total liabilities	4,800	5,169

SHAREHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	26,334	24,531
Notes receivable from shareholder	—	(224)
Cumulative translation adjustments	408	428
Retained earnings (accumulated deficit)	(6,149)	(5,786)
Total shareholders' equity	20,594	18,950
Total liabilities and shareholders' equity	$25,394	$24,119

FIBERSTARS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Net sales	$7,333	$6,367	$21,890	$19,820
Cost of sales	4,588	4,007	13,478	12,539
Gross profit	2,745	2,360	8,412	7,281

Operating expenses:

Research and development	117	358	603	757
Sales and marketing	2,068	1,620	6,254	5,233
General and administrative	598	540	1,868	1,884
Total operating expenses	2,783	2,518	8,725	7,874

Loss from operations	(38)	(158)	(313)	(593)

Other income (expense):
Interest and other income (expense), net	(41)	37	(63)	(22)

Loss before income tax	(79)	(121)	(376)	(615)
Benefit from (provision for) income taxes	19	(60)	13	(102)
Net loss	$(60)	$(181)	$(363)	$(717)

Net loss per share - basic and diluted	$(0.01)	$(0.03)	$(0.05)	$(0.13)

Shares used in computing net loss per share - basic and diluted	7,278	6,239	7,183	5,469